Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-84141

                     Supplement No. 4 Dated August 22, 2000
                      To Prospectus Dated October 27, 1999
                    Relating to $93,750,000 Principal Amount
                     7% Convertible Preferred Securities and
                   4,587,188 Shares of Class A Common Stock of
                             Carriage Services, Inc.

      All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the prospectus, dated October 27, 1999, forming a part of the Registration Statement on Form S-3, File No. 333-84141.

      The purpose of this supplement is to provide additional information regarding the Selling Holders. In addition to the Selling Holders named in the prospectus, the following table sets forth the name of an additional Selling Holder and relationship, if any, with the Company, and (i) the amount of Convertible Preferred Securities owned by such Selling Holder as of August 4, 2000 (subject to the qualification set forth below), (ii) the maximum amount of Convertible Preferred Securities that may be offered for the account of such Selling Holder as of August 4, 2000 and (iii) the maximum amount of Class A Common Stock that may be offered for the account of the Selling Holder under the prospectus.

                                                                   PRINCIPAL AMOUNT
                                                                    OF CONVERTIBLE            NUMBER OF
                                                                      PREFERRED            SHARES OF CLASS           NUMBER OF
                                                                     SECURITIES               A COMMON            SHARES OF CLASS
                                                                    BENEFICIALLY             STOCK OWNED              A COMMON
                                                                     OWNED AND              PRIOR TO THE           STOCK OFFERED
                            SELLING HOLDER                         OFFERED HEREBY            OFFERING(1)              HEREBY(2)
------------------------------------------------------------    --------------------    --------------------    --------------------
The Bank of New York .......................................    $          2,875,000                 140,672                 140,672
                                                                --------------------    --------------------    --------------------

------------

(1) Comprises the shares of Class A common stock into which the Convertible Preferred Securities held by such Selling Holder are convertible at the Initial Conversion Price. The conversion price and the number of shares of Class A common stock issuable upon conversion of the Convertible Preferred Securities are subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A common stock issuable upon conversion of the Convertible Preferred Securities may increase or decrease from time to time.

(2) Assumes conversion into Class A common stock of the full amount of Convertible Preferred Securities held by the Selling Holder at the Initial Conversion Price and the offering of such shares by such Selling Holder pursuant to the registration statement of which this prospectus forms a part. The conversion price and the number of shares of Class A common stock issuable upon conversion of the Convertible Preferred Securities is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class common stock issuable upon conversion of the Convertible Preferred Securities may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Convertible Preferred Securities; rather, cash will be paid in lieu of fractional shares, if any.

      Because the Selling Holder listed above may, pursuant to this prospectus, offer all or some portion of the Convertible Preferred Securities or Class A common stock it presently holds, no estimate can be given as to the amount of the Convertible Preferred Securities or shares of Class A common stock that will be held by the Selling Holder listed above upon termination of any such sales. In addition, the Selling Holder identified above may have sold, transferred or otherwise disposed of all or a portion of its Convertible Preferred Securities or Class A common stock since the date on which it provided the information regarding its Convertible Preferred Securities or Class A common stock, in transactions exempt from the registration requirements of the Securities Act.

      The Company may from time to time include additional Selling Holders in supplements to this prospectus. The Company will pay the expenses of registering the Convertible Preferred Securities and Class A common stock being sold hereunder.